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                                                                   Exhibit 10.13

                                LETTER AGREEMENT


1. Effective July 1, 1999, the base salary for Axel Unterbeck is to be increased from $190,000 to $240,000.

2. The Employment Agreement between the Company and Axel Unterbeck dated January 5, 1998 shall be amended as follows, to include the following:

   - Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. The Severance provision in
     Section 7(c) remains unchanged, except that in the event you terminate your employment with the Company for "Good Reason" (as hereinafter defined), then the Company shall continue to pay you your bi-weekly rate in effect at the time of termination for a period of one year.

   - Termination of your employment by you shall constitute termination for "Good Reason" if such termination occurs (a) within eighteen months of a "Change in Control" or the sale of a majority of the assets, obligations, or business of the Company (whether by merger, sale of stock or otherwise),
     (b) within three months of a material dimunition in your responsibilities (provided that such dimunition is not in connection with the termination of your employment for Cause), (c) within three months of no longer reporting to the Chief Executive Officer and Board of Directors of the Company or (d) within three months of your principal work location changing to be more than 50 miles from your current residence in Fort Lee, New Jersey. The Company shall notify you, within 60 days of receipt of your notice of intent to terminate your employment for Good Reason, if the Company disagrees with your intent to terminate under this paragraph. For the purposes of this Section, "Change of Control" shall be deemed to have occurred if the Company is consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or shares of stock or otherwise (excluding (A) transactions solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company's stock or (B) any merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity after such merger of consolidation).

   - In the event that the Company sells shares of its stock to investors, the Company will use its best efforts to provide you with the opportunity to purchase additional shares of stock of the Company at the price and upon the terms that such shares of stock were issued to such investors up to the amount of shares of stock that will allow you to maintain the proportionate ownership of stock that you held immediately prior to the sale of such stock to investors by the Company.

   - The Company will indemnify you in connection with any legal proceedings relating thereto, including after your employment with the Company.

   - Section 12(l) is replaced as follows: Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement, the transactions contemplated and the enforcement thereof.

   - This Agreement shall be governed by the law of the State of New Jersey.

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If the foregoing accurately sets forth our agreement, please so indicate by signing below.

ACCEPTED AND APPROVED:

/s/ Axel Unterbeck            11/12/99
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Axel Unterbeck, Ph.D.


/s/ Jonathan Fleming           11/12/99
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Jonathan Fleming, Chairman of the Board